EX-99

                                            Press Release dated January 13, 2004


             BestNet Communications Continues Growth in Fiscal 2004

GRAND RAPIDS, Mich.--(PR Newswire)--January 13, 2004--BestNet Communications Corporation (OTCBB: BESC - News), a provider of patented and proprietary global communication solutions, today announces results for the first quarter of fiscal 2004.

BestNet achieved record revenue for the first quarter totaling $545,000, an increase of 82% compared to the first quarter 2003. First quarter 2004 revenue also increased by 18% as compared to the fourth quarter of fiscal 2003. Gross margins improved substantially to 31% as compared to 4% for the first quarter of fiscal 2003 and 19% for the fourth quarter of fiscal 2003. BestNet believes it can maintain gross margins of 31% to 35% while concentrating on revenue growth. Enrollments for the first quarter also increased by 15% as compared to enrollments in the fourth quarter of 2003 as well as 51% growth over first quarter of fiscal year 2003.

Robert A. Blanchard, President and CEO of BestNet Communications commented, "As we review the fiscal 2003 performance, overall revenue growth for fiscal 2003 was up 38% over fiscal 2002, while gross margin percent increased by approximately 44% during that same time. We have taken the momentum from last fiscal year and continued it in the first quarter of 2004. We are pleased with our revenue growth in the first quarter and very pleased with the improvement in our gross margins. We continue to take aggressive steps to surpass the break even mark. Continued growth of new customers is another strong indicator that the value brought by BestNet around the globe is being adopted at an ever increasing rate."

Blanchard added, "We have also made significant progress towards our corporate goals and have worked together with our new board of directors to remove barriers to further growth and achievement of profitability. The settlement of the arbitration with Softalk, Inc., increased revenue, improved gross margins, growth in new accounts and a recent letter of intent for additional financing all point towards a formula for larger success for BestNet and its shareholders."

About BestNet

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the

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company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  investors@bestnetcom.com

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.